Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Marian Bickerstaff
Harleysville Savings Bank
215-256-8828
215-513-9393 (fax)
mbickerstaff@harleysvillesavings.com
www.harleysvillesavings.com

Harleysville, Pa. (June 18, 2010) –

Harleysville Savings Bank Appoints Brendan J. McGill as Chief Operating Officer

On June 16, 2010, the Board of Directors of Harleysville Savings Financial Corporation (the “Company”), appointed Brendan J. McGill, Executive Vice President, Treasurer  and Chief Financial Officer of the Company, to also serve as Chief Operating Officer of the Company.

 Mr. McGill joined the Company’s wholly owned subsidiary, Harleysville Savings Bank  in September, 1999 as Senior Vice President, Chief Financial Officer and Treasurer. He resides with his family in the Collegeville area.

President and CEO, Ron Geib stated, “Brendan has demonstrated the willingness and ability to fulfill the responsibilities of a Chief Operating Officer and he already plays a significant role at the Bank. By coordinating all areas of operations, we are able to maintain the synergies and efficiencies needed to remain a profitable community bank and to be able to create value for all our stakeholders.”

Harleysville Savings Financial Corporation, headquartered in Harleysville, PA, is an independently owned public company and the holding company for Harleysville Savings Bank. It trades on NASDAQ under the symbol HARL. The Bank, established in 1915, has 7 full-service branches in Montgomery and Bucks Counties, PA and an ATM network. Information about the bank can be found at www.harleysvillesavings.com.

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